Exhibit 99.1

Company Release – 7/24/15

First Priority Financial Corp. Reports Second Quarter, 2015 Results.

Malvern, Pa., July 24, 2015 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported increased core operating results for the three and six months ended June 30, 2015.

For the three months ended June 30, 2015, First Priority reported consolidated income before income taxes of $715 thousand, an increase of 15% compared to $622 thousand for the first quarter of 2015 and compares to $604 thousand for the second quarter of 2014. Net income for the three months ended June 30, 2015 totaled $479 thousand, or $0.04 per basic and diluted common share, compared to $417 thousand, or $0.04 per basic and diluted common share in the first quarter of 2015, after preferred dividends totaling $211 thousand and $166 thousand for each period, respectively. As of June 30, 2014, the Company had a full valuation allowance recorded against its net deferred tax assets (“DTA”) and accordingly, reported results did not include the impact of current income tax expense as a component of operating earnings. Net income totaled $597 thousand in the second quarter of 2014, or $0.07 per basic and diluted common share, after preferred dividends and net warrant amortization totaling $121 thousand, which also reflects the exclusion of current income tax expense in the period.

For the six months ended June 30, 2015, First Priority’s consolidated income before income taxes was $1.34 million compared to $1.21 million for the same period of 2014. Net income for the six months ended June 30, 2015 totaled $896 thousand, or $0.08 per basic and diluted common share after preferred dividends totaling $377 thousand, compared to $1.20 million, or $0.15 per basic and diluted common share, for the first six months of 2014 after preferred dividends and net warrant amortization totaling $248 thousand. The decline in reported net income in the current year of $302 thousand is attributable to an increase of $425 thousand of income tax expenses for the six months ended June 30, 2015 compared to the prior year, which is the result of the reversal of the valuation allowance against the net DTA in the third quarter of 2014 as explained above.

David E. Sparks, Chairman and CEO, commented: “First Priority’s improved quarterly performance reflects the strength and growth of our Company as we continue to take advantage of the strategic steps achieved over the past year.” Sparks continued: “Total assets reached $504 million, as loans outstanding grew $19 million in the current quarter, to over $391 million, and reflects an annualized growth rate of approximately 9% through the first six months of 2015. Also, the underlying credit quality of our loan portfolio continues to improve as reflected in lower non-performing loans and non-performing assets ratios, both of which declined to 1.03% of total loans and total assets, respectively as of June 30, 2015.”

Balance Sheet and Capital Highlights:

•	Total assets were $503.9 million at June 30, 2015 compared to $492.3 million at December 31, 2014, an increase of $11.6 million, or 2.4%.

•	Loans outstanding were $391.3 million at June 30, 2015, an increase of $16.1 million, or 4.3% from $375.2 million at December 31, 2014. During the first six months of 2015, new loan production totaled approximately $30 million while the Company experienced approximately $14 million in principal payments or unscheduled loan payoffs.

•	The investment portfolio totaled $77.3 million at June 30, 2015, compared to $91.5 million at December 31, 2014. As of June 30, 2015 and December 31, 2014, $61.6 million and $75.5 million of investments, respectively, were classified as available for sale while $15.7 million and $16.0 million, respectively, were classified as held to maturity. During the second quarter of 2015, the Company purchased an additional $20 million of investment securities available for sale. As of December 31, 2014, the investment portfolio included $30 million of short term United States Treasury securities which matured in January of 2015.

•	Deposits totaled $377.5 million at June 30, 2015 compared to $378.2 million at December 31, 2014, a decrease of $743 thousand, or 0.2%. During the first six months of 2015, an increase in brokered time deposits of $18.8 million was offset by declines of $2.8 million in demand deposits, $7.6 million in money market and savings deposit accounts and $9.1 million in retail time deposits.

•	Total shareholders’ equity for the Company was $50.8 million at June 30, 2015, compared to $50.2 million at December 31, 2014. The equity to assets ratio as of June 30, 2015 was 10.1%, book value and tangible book value per common share were $6.41 and $5.94, respectively, and tangible common equity to tangible assets was 7.65%.

Operating Results Highlights:

•	Total revenues in the second quarter of 2015 were $4.27 million, an increase of $62 thousand, or 1.5%, compared to $4.21 million in the second quarter of 2014. This positive variance resulted from an increase in average interest earning assets of $38.8 million, or 9.3%, compared to the second quarter of 2014, as average loans increased $35.2 million, or 10.2%. At the same time, net interest margin decreased 34 basis points to 3.50% during the current quarter due to a decline in the average rate on earning assets of 31 basis points resulting in overall net interest income remaining relatively flat at $3.99 million. Additionally, non-interest income increased $70 thousand, primarily from wealth management fees.

•	For the first six months of 2015, total revenues were $8.37 million, an increase of $175 thousand, or 2.1%, compared to $8.19 million for the six months ended June 30, 2014. This positive variance resulted from an increase of $118 thousand, or 1.5% in net interest income, primarily resulting from growth of average interest earning assets of $36.3 million, or 8.8%. Net interest margin decreased 26 basis points to average 3.54% during the current year as the average rate on earning assets declined 25 basis points. Non-interest income increased $57 thousand, as fee income from the wealth management business increased $37 thousand, while banking related and other fees increased $20 thousand.

•	The provision for loan losses was $130 thousand for the three months ended June 30, 2015 compared to $255 thousand for the same period in 2014, and on a year to date basis was $250 thousand for the first six months of 2015 compared to $360 thousand for the same period in 2014. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans.

•	For the quarter ended June 30, 2015, non-interest expenses were $3.43 million, an increase of $76 thousand, or 2.3% from $3.35 million for the same period in 2014. For the six months ended June 30, 2015, non-interest expenses totaled $6.78 million, an increase of $162 thousand, or 2.4% from $6.62 million for the same period in 2014. These increases primarily reflect incremental staffing costs related to enhancing business development opportunities within our current markets.

•	Income tax expense recorded in the three months ended June 30, 2015 totaled $236 thousand compared to $7 thousand in the second quarter of 2014 and was $441 thousand for the six months ended June 30, 2015 compared to $16 thousand for the same period in 2014. As previously stated, current income tax expense has been recognized as a component of ongoing earnings since the valuation allowance on the DTA was reversed during the third quarter of 2014. The Company’s effective tax rate during the first six months of 2015 was 33.0% which approximates the expected effective tax rate going forward.

Asset Quality Highlights:

•	The allowance for loan losses was $2.6 million and $2.3 million at June 30, 2015 and December 31, 2014, respectively, which represented 0.66% and 0.62%, respectively, of total loans outstanding as of each of these dates. In the current quarter, the Company recorded a recovery of $80 thousand related to the sale of collateral on a previously charged-off loan which resulted in an overall net recovery of $59 thousand in the quarter and $3 thousand for the first six months of 2015. Net charge-offs for the three months ended June 30, 2014 totaled $237 thousand and were $396 thousand for the first six months of 2014.

•	Total non-performing loans were $4.0 million, or 1.03% of total loans outstanding at June 30, 2015 compared to $4.6 million, or 1.21% of total loans outstanding as of December 31, 2014. Total non-performing assets, totaled $5.2 million, or 1.03% of total assets, as of June 30, 2015, compared to $5.9 million, or 1.19% of total assets as of December 31, 2014.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $504 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its nine offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Interest income	$4,761	$4,654	$4,686	$9,415	$9,160
Interest expense	776	766	693	1,542	1,405

Net interest income	3,985	3,888	3,993	7,873	7,755
Provision for loan losses	130	120	255	250	360

Net interest income after provision for loan losses	3,855	3,768	3,738	7,623	7,395
Non-interest income	286	206	216	492	435
Non-interest expenses	3,426	3,352	3,350	6,778	6,616

Income before income taxes	715	622	604	1,337	1,214
Federal income tax expense	236	205	7	441	16

Net income	$479	$417	$597	$896	$1,198
Preferred dividends, including net amortization	211	166	121	377	248

Income to common shareholders	$268	$251	$476	$519	$950

Basic earnings per common share	$0.04	$0.04	$0.07	$0.08	$0.15

Diluted earnings per common share	$0.04	$0.04	$0.07	$0.08	$0.15

Weighted average common shares outstanding:
Basic	6,446	6,447	6,439	6,446	6,439
Diluted	6,506	6,494	6,439	6,500	6,439

Net interest margin	3.50%	3.59%	3.84%	3.54%	3.80%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2015	December 31, 2014

Assets
Cash and cash equivalents	$18,083	$7,866
Investment securities	77,275	91,513
Loans receivable	391,319	375,222
Less: allowance for loan losses	2,566	2,313

Net loans	388,753	372,909
Premises and equipment, net	2,234	2,369
Bank owned life insurance	3,135	3,093
Deferred income taxes, net	4,158	4,541
Goodwill and other intangibles	3,078	3,122
Other assets	7,229	6,898

Total assets	$503,945	$492,311

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$377,466	$378,209
Borrowings	74,208	62,472
Other liabilities	1,480	1,419

Total liabilities	453,154	442,100
Shareholders’ equity	50,791	50,211

Total liabilities and shareholders’ equity	$503,945	$492,311

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands)

	June 30, 2015	December 31, 2014

Period End Balance Sheet Ratios:
Loan to deposit ratio	103.7%	99.2%
Equity to assets	10.08%	10.20%
Tangible common equity/Tangible assets	7.65%	7.70%
Book value per common share	$6.41	$6.33
Tangible book value per common share	$5.94	$5.85

Selected Asset Quality Balances:
Non-performing loans	$4,034	$4,554
Other real estate owned	1,169	1,257
Repossessed assets	—	42

Total non-performing assets	$5,203	$5,853

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	1.03%	1.21%
Non-performing assets as a percentage of total assets	1.03%	1.19%
Allowance for loan losses as a percentage of total loans	0.66%	0.62%

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